Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports First Quarter 2020 Results

NEW YORK, NY, June 12, 2020 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company" or "our") (NYSE: MITT) today reported financial results for the quarter-ended March 31, 2020. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments.

FIRST QUARTER 2020 FINANCIAL SNAPSHOT

•$(14.98) of Net Income/(Loss) per diluted common share(1)
•$2.63 Book Value per share(1) as of March 31, 2020 versus $17.61 as of December 31, 2019
•$1.6 billion Investment Portfolio with a 3.3x Economic Leverage Ratio as of March 31, 2020 as compared to the $4.4 billion and 4.1x, respectively, as of December 31, 2019(2)(3)(4)
•$1.2 billion of financing arrangements as of March 31, 2020(a) as compared to the $3.5 billion as of December 31, 2019(a)
•Duration gap was approximately 2.63 years as of March 31, 2020(5)
•We are not disclosing Core Earnings, a non-GAAP financial measure, for the first quarter of 2020, as we determined that this measure, as we have historically calculated it, would not appropriately capture the materially negative economic impact of the COVID-19 pandemic on our business, liquidity, results of operations, financial condition, and ability to make distributions to our stockholders. As financial markets stabilize, we will evaluate whether core earnings or other non-GAAP financial measures would help both management and investors evaluate our operating performance for future periods.

(a) Financing arrangements are shown gross of $44.3 million and $11.6 million of cash posted as collateral to our financing counterparties at March 31, 2020 and December 31, 2019, respectively, and do not include securitized debt of $197.2 million and $224.3 million at March 31, 2020 and December 31, 2019, respectively.

IMPACT OF COVID-19 PANDEMIC

•Beginning in mid-March, the global pandemic associated with COVID-19 and related economic conditions caused financial and mortgage-related asset markets to come under extreme duress, resulting in credit spread widening, a sharp decrease in interest rates and unprecedented illiquidity in repurchase agreement financing and MBS markets. The illiquidity was exacerbated by inadequate demand for MBS among primary dealers due to balance sheet constraints.
•These events, in turn, resulted in falling prices of our assets and increased margin calls from our repurchase agreement counterparties. In order to satisfy the margin calls, the Company sold a significant portion of its investments resulting in a material adverse impact on book value, earnings and financial position.
•The change in book value from December 31, 2019 to March 31, 2020 is comprised of:
•Realized and unrealized losses of $(2.91) per share(1) on our Agency portfolio
•Realized and unrealized losses of $(8.15) per share(1) on our Residential portfolio
•Realized and unrealized losses of $(4.34) per share(1) on our Commercial portfolio
•Other income of $0.42 per share(1)
•Book Value per share(1) as of April 30, 2020 was estimated to be in the range of $1.80 to $1.90
•In an effort to manage the Company's portfolio through this unprecedented turmoil in the financial markets and improve liquidity, the Company executed the following measures:
•In March of 2020, we sold our entire 30 year fixed rate Agency MBS Portfolio
•In March of 2020, unwound entire interest rate swap portfolio
•Since March 23, 2020, sold residential and commercial mortgage assets generating proceeds of approximately $1 billion, comprised of approximately $725 million of residential investments, $250 million of commercial investments and $45 million of Agency MBS collateralized mortgage obligations
•Based on current circumstances it is our intention to suspend quarterly dividends on common and preferred stock for the foreseeable future in order to conserve capital and improve our liquidity position
•Manager made subordinated loans totaling $20 million to the Company
•Manager deferred payment of management fees and expense reimbursements through September 30, 2020
•Entered into multiple forbearance agreements with financing counterparties beginning on April 10th; exited forbearance on June 10th having satisfied all outstanding margin calls

•Through asset sales, reduced exposure to various counterparties and brought the number of counterparties with debt outstanding down from 30 as of December 31, 2019 to 18 as of March 31, 2020 and 6 as of May 31, 2020
•As of May 31, 2020:
•Investment portfolio of approximately $1 billion(a)(b), consisting of 78% residential investments(c) and 22% commercial investments
•Debt obligations of approximately $710 million(d)(e), net of approximately $25 million of cash posted as collateral to its financing counterparties, of which approximately $280 million(e) are recourse repurchase obligations, approximately $410 million(e) are non-recourse debt obligations and approximately $20 million are subordinated debt obligations
•Cash and cash equivalents of approximately $45 million

(a) Based on our preliminary analysis, $1 billion investment portfolio includes approximately $340 million of assets held through investments in debt and equity of affiliates, consisting of approximately 99% residential investments and less than 1% agency derivatives.
(b) Investment portfolio does not include the Company's $20 million net investment in Arc Home.
(c) For purposes of the presentation of the May 31, 2020 portfolio, a 1% interest in agency derivatives has been shown together with residential investments.
(d) Debt obligations include all financing arrangements, securitized debt and subordinated debt.
(e) $280 million of recourse repurchase obligations includes approximately $40 million of recourse repurchase obligations held through investments in debt and equity of affiliates, net of cash posted as collateral. $410 million of non-recourse debt obligations includes approximately $220 million of non-recourse debt obligations held through investments in debt and equity of affiliates, net of cash posted as collateral.

MANAGEMENT REMARKS

David Roberts, Chief Executive Officer, commented, "The initial stages of the COVID crisis in March disrupted the markets in every aspect of MITT’s portfolio. As a result of this disruption, MITT began to receive a rising tide of margin calls. We met the calls for as long as we prudently could, using a portion of our cash reserves and selling those assets we believed were the least-worst to sell, most notably our portfolio of Agency RMBS. At a certain point, however, the margin calls became overwhelming. Accordingly, we announced that we would not meet margin calls and would seek a forbearance agreement from our repo lenders. As detailed in our many 8-K filings, we negotiated three forbearance agreements. We are pleased to announce that we exited forbearance two days ago and reinstated bilateral agreements with all our current lenders."

"Immediately prior to and during the two month period of our forbearance, we sold the majority of our assets, paid off the related financing, and consolidated our remaining repo arrangements down to six lenders," Roberts added. "In downsizing our portfolio, mostly during a time of severe dislocation in our markets, MITT took substantial losses. The Company began the year with a common equity book value of $17.61 per share. As we reported in our 8-K filed on May 7th, we estimated that our common book value per share as of April 30th was in a range from $1.80-$1.90 per share, a decline of almost 90%. The majority of those losses have been realized through sales. Based on our preliminary internal analysis, we estimate that book value as of May 31 was in a range not substantially higher than it was at April 30. Going forward, we anticipate continuing to raise liquidity and reducing debt through selected asset sales. Based on current conditions for our company, we do not anticipate paying dividends on either our common or preferred stock for the foreseeable future."

KEY STATISTICS

($ in millions)	March 31, 2020
Investment portfolio(2) (3)	$1,621.1
Financing arrangements(3)	1,231.2
Total Economic Leverage(4)	1,175.5
Stockholders’ equity	358.7
GAAP Leverage Ratio	3.1x
Economic Leverage Ratio(4)	3.3x
Book value, per share(1)	$2.63

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of March 31, 2020(3)(4):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(7)	Percent of Equity
Agency RMBS	$37.6	2.3%	$18.0	5.0%
Residential Investments	1,285.0	79.3%	244.9	68.3%
Commercial Investments	298.5	18.4%	95.8	26.7%
Total	$1,621.1	100.0%	$358.7	100.0%
Note: The chart above includes fair value of $0.5 million of Agency RMBS, $331.1 million of Residential Investments and $10.8 million of Commercial Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

DIVIDEND

On February 14, 2020, the Company's board of directors declared first quarter dividends of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock, $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock and $0.50 per share on its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock. The dividends were paid on March 17, 2020 to stockholders of record as of February 28, 2020.

On March 27, 2020, the Company announced that its Board of Directors approved a suspension of the Company's quarterly dividends on its common stock, 8.25% Series A Cumulative Redeemable Preferred Stock, 8.00% Series B Cumulative Redeemable Preferred Stock, and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, beginning with the common dividends that normally would have been declared in March 2020 and the preferred dividend that would have been declared in May 2020, in order to conserve capital and preserve liquidity. As noted above, based on current circumstances it is our intention to suspend quarterly dividends on common and preferred stock for the foreseeable future.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s first quarter earnings conference call on June 12, 2020 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 9204165.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q1 2020 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on June 12, 2020, through July 12, 2020. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=C5BBC201-5E03-4521-B0D8-E946051AC000&LangLocaleID=1033. The replay passcode is 49770105.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm manages approximately $35 billion as of March 31, 2020 with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates on the loans we own that underlie our investment securities, increases in default rates or delinquencies and/or decreased recovery rates on our assets, our ability to make distributions to our stockholders in the future, our ability to maintain our qualification as a REIT for federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, the availability and terms of financing, changes in the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets, changes in general economic conditions, in our industry and in the finance and real estate markets, including the impact on the value of our assets, conditions in the market for Agency RMBS, Non-Agency RMBS and CMBS securities, Excess MSRs and loans, conditions in the real estate market, legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic that could adversely affect the business of the Company, the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and the ongoing spread and economic effects of the novel coronavirus (COVID-19). Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including its most recent Annual Report on Form 10-K and subsequent filings, including its quarterly report on Form 10-Q for the three months ended March 31, 2020. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All information in this press release is as of June 12, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including investment portfolio, economic leverage ratio, which are calculated by including or excluding depreciation and amortization, unconsolidated investments in affiliates, TBAs, and U.S. Treasuries, or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	March 31, 2020	December 31, 2019
Assets
Real estate securities, at fair value:
Agency - $23,132 and $2,234,921 pledged as collateral, respectively	$23,132	$2,315,439
Non-Agency - $165,605 and $682,828 pledged as collateral, respectively	186,797	717,470
CMBS - $126,042 and $413,922 pledged as collateral, respectively	129,626	416,923
Residential mortgage loans, at fair value - $140,633 and $171,224 pledged as collateral, respectively	766,960	417,785
Commercial loans, at fair value - $3,720 and $4,674 pledged as collateral, respectively	158,051	158,686
Investments in debt and equity of affiliates	119,212	156,311
Excess mortgage servicing rights, at fair value	14,066	17,775
Cash and cash equivalents	92,299	81,692
Restricted cash	41,400	43,677
Other assets - $12,658 and $0 pledged as collateral, respectively	27,093	21,905
Assets held for sale - Single-family rental properties, net	—	154
Total Assets	$1,558,636	$4,347,817

Liabilities
Financing arrangements	$969,857	$3,233,468
Securitized debt, at fair value	197,182	224,348
Dividend payable	—	14,734
Other liabilities	32,266	24,675
Liabilities held for sale - Single-family rental properties, net	666	1,546
Total Liabilities	1,199,971	3,498,771
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,243	111,243
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 32,749 and 32,742 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	327	327
Additional paid-in capital	662,486	662,183
Retained earnings/(deficit)	(576,605)	(85,921)
Total Stockholders’ Equity	358,665	849,046

Total Liabilities & Stockholders’ Equity	$1,558,636	$4,347,817

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net Interest Income
Interest income	$40,268	$41,490
Interest expense	19,971	22,094
Total Net Interest Income	20,297	19,396

Other Income/(Loss)
Net realized gain/(loss)	(151,143)	(20,583)
Net interest component of interest rate swaps	923	1,781
Unrealized gain/(loss) on real estate securities and loans, net	(313,897)	46,753
Unrealized gain/(loss) on derivative and other instruments, net	5,686	(10,086)
Foreign currency gain/(loss), net	1,649	—
Other income	3	414
Total Other Income/(Loss)	(456,779)	18,279

Expenses
Management fee to affiliate	2,149	2,345
Other operating expenses	2,342	3,781
Equity based compensation to affiliate	88	126
Excise tax	(815)	92
Servicing fees	579	371
Total Expenses	4,343	6,715

Income/(loss) before equity in earnings/(loss) from affiliates	(440,825)	30,960

Equity in earnings/(loss) from affiliates	(44,192)	(771)
Net Income/(Loss) from Continuing Operations	(485,017)	30,189
Net Income/(Loss) from Discontinued Operations	—	(1,034)
Net Income/(Loss)	(485,017)	29,155

Dividends on preferred stock	5,667	3,367

Net Income/(Loss) Available to Common Stockholders	$(490,684)	$25,788

Earnings/(Loss) Per Share - Basic
Continuing Operations	$(14.98)	$0.87
Discontinued Operations	—	(0.03)
Total Earnings/(Loss) Per Share of Common Stock	$(14.98)	$0.84

Earnings/(Loss) Per Share - Diluted
Continuing Operations	$(14.98)	$0.87
Discontinued Operations	—	(0.03)
Total Earnings/(Loss) Per Share of Common Stock	$(14.98)	$0.84

Weighted Average Number of Shares of Common Stock Outstanding
Basic	32,749	30,551
Diluted	32,749	30,581

 Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value is calculated using stockholders’ equity less net proceeds of our 8.25% Series A Cumulative Redeemable Preferred Stock ($49.9 million), 8.00% Series B Cumulative Redeemable Preferred Stock ($111.3 million), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock ($111.2 million) as the numerator. The liquidation preference for the Series A, Series B and Series C Preferred Stock is $51.8 million, $115 million and $115 million, respectively. Book value includes the current quarter dividend, if any.
(2)       The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, and where applicable, ABS Investments, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and where applicable, ABS Investments, are held at fair value. Our Credit Investments refer to our Residential Investments, Commercial Investments, and where applicable, ABS Investments. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (6) for further details on AG Arc LLC.
(3)       Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $261.4 million and $257.4 million through investments in debt and equity of affiliates as of March 31, 2020 and December 31, 2019, respectively. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (6) for further details on AG Arc LLC.
(4)       The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes financing arrangements inclusive of financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any fully non-recourse financing arrangements, and any financing arrangements and unsettled trades on U.S. Treasuries. Non-recourse financing arrangements include securitized debt of $197.2 million and $224.3 million as of March 31, 2020 and December 31, 2019, respectively. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(5) The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC.
(6)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(7)    The Company allocates its equity by investment using the fair value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related assets and liabilities to its investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.